Exhibit (j) under Form N-1A
                                          Exhibit 23 under Item 601/ Reg. S-K


 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Institutional Shares and Institutional Service Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Institutional Shares and Institutional Service Shares Statement of Additional Information for Federated Total Return Government Bond Fund in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 33-60411) of Federated Total Return Government Bond Fund, and to the incorporation by reference therein of our report dated April 7, 2006 on the financial statements and financial highlights of Federated Total Return Government Bond Fund included in the Annual Report to Shareholders for the fiscal year ended February 28, 2006.





Boston, Massachusetts
April 25, 2006